UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014

EQUAL ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-34759	98-0533758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 West 6th Street, Suite 1100

Tulsa, OK 74119

(Address of principal executive offices, including zip code)

(918) 392-4793

(Registrant’s telephone number, including area code)

525 S. Main Street, Suite 1120

Tulsa, OK 74103

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) Effective August 28, 2014, Equal Energy Ltd. (the “Corporation”) changed its jurisdiction of incorporation from Alberta, Canada to the State of Delaware by means of a domestication (the “Domestication”) under Section 189 of the Business Corporations Act (Alberta) and Section 388 of the Delaware General Corporation Law.

In connection with the completion of the statutory plan of arrangement (the “Arrangement”) pursuant to which the Corporation became a wholly owned subsidiary of Petroflow Energy Corporation (“Petroflow”), on July 31, 2014, Petroflow and Texoak Energy-Project 1C, LLC, as borrowers, entered into a $250 million first lien credit agreement (the “First Lien Credit Agreement”) and a $103 million second lien credit agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”).

The First Lien Credit Agreement matures on July 31, 2017. The Second Lien Credit Agreement matures on January 31, 2018. There is no scheduled amortization during the term of either Credit Agreement. Loans outstanding under the First Lien Credit Agreement may be voluntarily prepaid at the option of the borrowers, together with any applicable premium, and, subject to the limitations set forth in the First Lien Credit Agreement and the intercreditor agreement, loans under the Second Lien Credit Agreement may be voluntarily prepaid at the option of the borrowers, together with any applicable premium. The Credit Agreements contain customary mandatory prepayment requirements, including as a result of asset sales and an annual free cash flow sweep.

Interest rates under the First Lien Credit Agreement are determined, to the extent paid in cash, based on the floating LIBOR rate plus 8% per annum (subject to a LIBOR floor of 1%). Interest rates under the Second Lien Credit Agreement are based on a fixed rate of 12% per annum to extent paid in cash. Each of the First Lien Credit Agreement and Second Lien Credit Agreement provides for an additional 3% of interest per annum for interest that is paid-in-kind.

Pursuant to the terms of the Credit Agreements, the Corporation and its subsidiaries at the time of the Domestication became a guarantor the obligations of the borrowers under each of the First Lien Credit Agreement and Second Lien Credit Agreement. Substantially all of the borrowers’ and the guarantors’ assets, including their respective interests in oil and gas properties, are pledged as security on a first or second lien basis, as applicable, under the First Lien Credit Agreement and Second Lien Credit Agreement.

Each of the First Lien Credit Agreement and Second Lien Credit Agreement contains customary representations and warranties, affirmative covenants, negative (including financial) covenants and events of default for financings of this type.

Item 3.03	Material Modification to Rights of Security Holders.

(a) The information in Items 2.03(a), 5.02(a), 5.02(d) and 5.03(a) is incorporated herein by reference.

The rights of holders of the Corporation’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the Delaware General Corporation Law. The Delaware certificate of incorporation and the Delaware by-laws are filed as Exhibits 3.1 and 3.2 to this Current Report on 8-K, respectively, and are hereby incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Immediately after the effective time of the Domestication, the board of directors of the Corporation (the “Board”) was expanded to nine directors. Concurrently, Richard Menchaca was removed as a director of the Corporation and each of Robert J. Valentino, Barry J. Charles, Sanford Goldfarb, Randi M. Charles, Alan Dreeben and Fred Ziedman was elected a director of the Corporation as of August 28, 2014. Richard N. Azar II, Don Rowden and Johnston Cairns continue to serve as directors of the Corporation.

(d) None of the new directors has any compensatory arrangement or understanding with the Corporation, sits on any committee of the Board or has engaged in any related-party transaction with the Corporation since the beginning of the Corporation’s last fiscal year, and no such transaction is currently proposed.

Item 5.03	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

(a) The information in Items 2.03(a) and 3.03(a) is incorporated herein by reference.

In connection with the Domestication, on August 28, 2014, the Corporation adopted and filed with the Secretary of State of the State of Delaware a Certificate of Incorporation.

In connection with the Domestication and effective immediately after the Domestication, the Board of the Corporation approved and adopted the Corporation’s Amended and Restated By-Laws.

Complete copies of the Certificate of Incorporation and the Amended and Restated By-Laws are attached hereto as Exhibit 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On August 29, 2014, the Corporation changed its principal executive office to 15 West 6th Street, Suite 1100, Tulsa, OK 74119.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Incorporation of Equal Energy Ltd.

3.2	Amended and Restated By-Laws of Equal Energy Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUAL ENERGY LTD.

Dated: September 4, 2014	By:	/s/ Louis Schott
Name: Louis Schott
Title: Secretary and Treasurer